October 31, 2008

Karl Buhr
c/o Stockgroup Media Inc

WITHOUT PREJUDICE

Dear Karl,

This letter summarizes the terms of our mutual agreement regarding your employment with Stockgroup Media Inc. ("Stockgroup").

Termination of current Employment Agreement:

Your current Employment Agreement ("Former Employment Agreement) with Stockgroup dated December 24, 2007, will terminate on October 31, 2008. Subject to the performance by Stockgroup of the terms and conditions of the New Employment Agreement referred to below, you agree to waive any rights you may have pursuant to the Former Employment Agreement, including without limitation, any rights to bonuses for the year 2008, benefits, unexercised stock options (whether vested or not), severance whether arising from any alleged termination without cause by Stockgroup, or termination by you for good reason. Pursuant to this agreement you agree to release Stockgroup, its employees, officers and directors from any claims you may have arising from the termination of the Former Employment Agreement, except or unless such claims arise out of a breach of the terms set out in this letter agreement.

All salary earned up to October 31, 2008 as well as 11.7 days of unused vacation will be paid to you (less statutory deductions) on October 31, 2008. You also agree that by November 14, 2008 you will submit any claims for business related expenses that you may have incurred prior to October 31, 2008. You acknowledge that any confidentiality obligations you acquired, whether pursuant to the Employment Agreement or under common law by reason of your role as Chief Operating Officer, will continue past the termination of the Employment Agreement. We both acknowledge that your duties, responsibilities and obligations as an officer and employee of Stockgroup, whether fiduciary, commercial or otherwise, cease as of October 31, 2008. Further, your authority to bind the company and to sign for payments to or from the company, and any obligations or liability arising therefrom, cease as of October 31, 2008.

New Employment Agreement:

We have agreed to terms for a new Employment Agreement effective November 1, 2008 ("New Employment Agreement") as follows:

- For your role as Advisor, Stockgroup will pay you $5,000 per month (less the usual statutory deductions for income tax, Employment Insurance and Canada Pension Plan contributions). You will also be paid 4% in lieu of vacation pay on top of the $5,000 per month. Pending agreement from Manulife, you will have the option to continue coverage for extended health and dental benefits, at your cost.
- The amount of $5,000 per month described above will reduce to $1,000 per month, should you commence new employment.
- You will report to Marcus New.

- In exchange for the payment noted above, you will provide four days of your services per month, to perform tasks or projects as may be assigned by Marcus New from time to time.
- Should you commence employment with another company prior to March 1, 2009, Stockgroup will pay you a one time amount of $10,000 (less statutory deductions) over and above any payments earned pursuant to this agreement as of November 1, 2008.
- In your capacity as Advisor, you will be granted stock options whereby you will be eligible to purchase up to 200,000 of the common shares of Stockgroup at the price such stock traded at as of November 1, 2008 ("Options") in accordance with the following and accordance with Stockgroup's Stock Option Plan. (1) 100% of the Options will vest immediately in the event of a Change of Control of Stockgroup as that term is defined in Stockgroup's Stock Option Plan or Stock Option agreements in place from time to time with employees. (2) 12.5% of the Options (i.e. 25,000 Options) will vest every three months from November 1, 2008. (3) In the event of termination of the New Employment Agreement, you will have 60 days to exercise your vested Options.

The New Employment Agreement will continue until the earlier of the date:

- that more than 50% of the assets of Stockhouse is sold to a third party, or
- of October 31, 2009.

Other:

Stockgroup agrees to pay your legal costs incurred up to December 31, 2008 that are directly related to any applications made on your behalf to remain as a resident in Canada, up to a $3,000 maximum.

You are free to trade the 30,000 Stockhouse shares you currently hold at any time after October 31, 2008. You will no longer be required to make insider trader filings.

You may keep the laptop, monitor, docking station and blackberry purchased on your behalf by Stockgroup prior to October 31, 2008, although Stockgroup will not pay for any service or connection fees after that date.

All internal and external communications related to your departure will be mutually agreed upon.

Please confirm your agreement to the above noted terms by signing both copies of this letter and returning one to me.

Yours truly,

Marcus New
President & CEO
Stockhouse

Karl H. Buhr
Karl Buhr

10/31/08
Date